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As filed with the Securities and Exchange Commission on June 17, 2005.

Registration No. 333-121548

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEXA CORP.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0670175 (I.R.S. Employer Identification Number)
20 Greenway Plaza, Suite 600 Houston, Texas 77046 (713) 470-0400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Neil M. Leibman
Chairman and Chief Executive Officer
Gexa Corp.
20 Greenway Plaza, Suite 600
Houston, Texas 77046
(713) 470-0400
(Name and address, including zip code, and telephone number, including area code, of agent for service)	With copies to: Porter & Hedges, L.L.P. 1000 Main Street, 36th Floor Houston, Texas 77002 Attn: Robert G. Reedy Telephone (713) 226-6674 Telecopy (713) 226-6274

        Approximate date of commencement of proposed sale to the public: Not applicable.    Deregistration of unsold securities.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Deregistration of Securities

        On December 22, 2004, Gexa Corp. (the "Company") filed a registration statement on Form S-1 (No. 333-121548) and on February 16, 2005, the Company filed an amendment thereto on Form S-1/A (as amended, the "Registration Statement"). The Registration Statement registered for sale up to 2,525,917 shares of the Company's common stock, par value $.01 per share (the "Shares"). On May 17, 2005, the Company filed a Proxy Statement/Prospectus (the "Prospectus") relating to that certain Agreement and Plan of Merger (the "Merger Agreement") among FPL Group, Inc. ("FPL Group"), FRM Holdings, LLC, WPRM Acquisition Subsidiary, Inc. ("Acquisition Sub"). Effective June 17, 2005, in accordance with the Merger Agreement, Acquisition Sub has merged with and into the Company (the "Merger"). As a result of the Merger, the Company's outstanding common stock has converted into a fraction of a share of FPL Group common stock. Further, under the Merger Agreement, each warrant to purchase a share of Company common stock, outstanding prior to the Merger, has been converted to a warrant to purchase a fraction of a share of FPL Group common stock based on the exchange ratio and other terms of the Merger Agreement. Accordingly, no further issuances of the Company's common stock will be made pursuant to the Registration Statement.

        Pursuant to the Prospectus and the undertakings contained in the Registration Statement, the Company files this Post-Effective Amendment No. 1 to the Registration Statement to terminate the Registration Statement and deregister the remaining 2,502,917 unsold shares of common stock available under the Registration Statement as of the date hereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2005.

GEXA CORP.
By:	/s/ NEIL M. LEIBMAN Neil M. Leibman Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 17th day of June, 2005.

Signature	Title	Date

/s/ NEIL M. LEIBMAN Neil M. Leibman	Chairman and Chief Executive Officer	June 17, 2005
* David K. Holeman	Chief Financial Officer and Secretary	June 17, 2005
* Rod Danielson	Vice President—Supply and Forecasting	June 17, 2005
* David Atiqi	Vice President—Sales	June 17, 2005
* Don Aron	Director	June 17, 2005
Dan C. Fogarty	Director
* Stuart C. Gaylor	Director	June 17, 2005
* Tom D. O'Leary	Director	June 17, 2005
* Robert C. Orr, Jr.	Director	June 17, 2005
*By:	/s/ NEIL M. LEIBMAN Neil M. Leibman, individually and as attorney-in-fact

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SIGNATURES